Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Peak Resorts, Inc. and Subsidiaries of our report dated September 12, 2014, except for the last eight paragraphs in Note 13 as to which the date is November 10, 2014, relating to our audits of the consolidated financial statements and financial schedules of Peak Resorts, Inc. and Subsidiaries, appearing in the Registration Statement on Form S-1, as amended (No. 333-199488), and related prospectus of Peak Resorts, Inc. and Subsidiaries filed with the Securities and Exchange Commission.

/s/ McGladrey LLP

St. Louis, Missouri

January 15, 2015